Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

April 17, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (“the Company”) announces that it was notified on April 16, 2012 that on April 12, 2012 Matthew Emmens had acquired under a Dividend Reinvestment Plan 24 American Depository Shares in the Company (“ADS”) at a price of $93.542 per ADS.

The Company was also notified on the same day that on April 12, 2012 Matthew Emmens’ partner, Lois Veeder, had acquired under a Dividend Reinvestment Plan two ADSs at a price of $93.542 per ADS.

Following the above transaction, Mr Emmens holds 92,874 Ordinary Shares in the Company (“Shares”) and 5,873 ADSs. One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX